PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Second Quarter 2020 Results
•Second quarter 2020 net loss available to shareholders of $1,998 million, or $21.10 per diluted share, driven primarily by net derivative mark-to-market losses
•Second quarter 2020 adjusted earnings, less notable items*, of $39 million, or $0.41 per diluted share
•Annuity sales decreased 3 percent and life sales increased 200 percent compared with the second quarter of 2019
•Estimated combined risk-based capital ("RBC") ratio remained between 515 and 535 percent, consistent with the first quarter
•$500 million subsidiary ordinary dividend paid to the holding company in the second quarter of 2020;$800 million subsidiary ordinary dividend paid year-to-date
•$180 million of common stock repurchased in the second quarter of 2020; the temporary suspension of repurchases remains in effect while the company continues to assess market conditions and other factors
CHARLOTTE, NC, August 6, 2020 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the second quarter ended June 30, 2020.
Second Quarter 2020 Results
The company reported a net loss available to shareholders of $1,998 million in the second quarter of 2020, or $21.10 per diluted share, compared with net income available to shareholders of $377 million in the second quarter of 2019. During the quarter, as a result of significantly higher equity markets, the value of our hedges, which the company uses to protect its balance sheet against adverse market conditions, decreased, as expected. The corresponding liabilities are not reflected at fair value under U.S. GAAP accounting and are, therefore, less sensitive to market movements. The company ended the second quarter of 2020 with common stockholders' equity ("book value") of $20.1 billion, or $216.25 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $15.1 billion, or $162.85 per common share.

For the second quarter of 2020, the company reported adjusted earnings* of $11 million, or $0.11 per diluted share, compared with adjusted earnings of $254 million, or $2.19 per diluted share, in the second quarter of 2019, primarily driven by lower alternative investment income.

Adjusted earnings for the quarter reflected a $28 million after tax unfavorable notable item, or $0.30 per diluted share, for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.

__________________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Second Quarter 2020 Brighthouse Financial, Inc. Financial Supplement and/or the Second Quarter 2020 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Corporate expenses in the second quarter of 2020 were $210 million, down from $214 million in the first quarter of 2020, both on a pre-tax basis.
Annuity sales decreased 3 percent quarter-over-quarter and 7 percent sequentially. Life sales increased 200 percent quarter-over-quarter and decreased 25 percent sequentially.

The company repurchased $322 million of its common stock year-to-date through May 11, 2020, representing over 12 percent of shares outstanding relative to year-end 2019. During the second quarter of 2020, the company repurchased $180 million of its common stock. Since the announcement of the company's first stock repurchase authorization in August 2018, the company has repurchased a total of $870 million of its common stock through May 11, 2020. On that day, the company announced that it had temporarily suspended repurchases of its common stock. The temporary suspension remains in effect while the company continues to assess market conditions and other factors.

"As we continue to navigate this unprecedented market environment, we remain steadfastly focused on our mission and strategy," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "I want to thank all of our employees for their tireless work and resiliency over the past several months. Their adaptability, focus and commitment have enabled us to continue to support our customers, partners and communities during these difficult times."

"Our balance sheet and liquidity remained strong in the second quarter of 2020. We grew our annuity sales 6 percent in the first six months of 2020 compared with the same period in 2019, which is a strong result despite the challenging environment. While our life insurance sales were down sequentially in the quarter, I am extremely pleased with the progress we have made as we continue to execute our life insurance strategy," Steigerwalt continued. "In addition, we are very excited about expanding our relationship with BlackRock as one of two selected insurers for LifePath Paycheck. This next-generation investment solution from BlackRock is designed to provide millions of American workers with simplified access to lifetime income throughout their retirement. During the quarter, we were also pleased to enhance our life insurance product portfolio and grow our digital footprint with the launch of a new term life insurance product, Brighthouse SimplySelect. Looking ahead, we remain confident in our focused strategy, which we continue to believe will generate long-term shareholder value."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	June 30, 2020		June 30, 2019
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(1,998)	$(21.10)	$377	$3.27
Adjusted earnings (1)	$11	$0.11	$254	$2.19
Adjusted earnings, less notable items (1)	$39	$0.41	$296	$2.56
Weighted average common shares outstanding - diluted (1)	94,837,492	N/A	115,536,654	N/A

Book value	$20,107	$216.25	$15,864	$140.83
Book value, excluding AOCI	$15,142	$162.85	$13,162	$116.85
Ending common shares outstanding	92,979,854	N/A	112,644,952	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	June 30, 2020	March 31, 2020	June 30, 2019
Annuities	$171	$316	$265
Life	$48	$11	$58
Run-off (1)	$(115)	$(70)	$2
Corporate & Other (1)	$(93)	$(46)	$(71)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Annuities (1)	$1,838	$1,969	$1,890
Life	$12	$16	$4

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $309 million for the second quarter of 2020, $208 million for the first quarter of 2020, and $291 million for the second quarter of 2019.

Annuities
Adjusted earnings in the Annuities segment were $171 million in the current quarter, compared with adjusted earnings of $265 million in the second quarter of 2019 and adjusted earnings of $316 million in the first quarter of 2020.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings reflect lower net investment income, lower fees, and higher deferred acquisition costs ("DAC") amortization, partially offset by lower expenses. On a sequential basis, adjusted earnings reflect higher DAC amortization and lower net investment income.
As mentioned above, annuity sales decreased 3 percent quarter-over-quarter and 7 percent sequentially.
Life
Adjusted earnings in the Life segment were $48 million in the current quarter, compared with adjusted earnings of $58 million in the second quarter of 2019 and adjusted earnings of $11 million in the first quarter of 2020.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings reflect lower net investment income, partially offset by lower DAC amortization and a higher underwriting margin. On a sequential basis, adjusted earnings reflect lower DAC amortization and a higher underwriting margin, partially offset by lower net investment income.
As mentioned above, life sales increased 200 percent quarter-over-quarter and decreased 25 percent sequentially.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Run-off
The Run-off segment had an adjusted loss of $115 million in the current quarter, compared with adjusted earnings of $2 million in the second quarter of 2019 and an adjusted loss of $70 million in the first quarter of 2020.
There were no notable items in the current quarter. The second quarter of 2019 included a $12 million unfavorable notable item, and there was $48 million of unfavorable notable items in the first quarter of 2020.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects lower net investment income. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income, partially offset by a higher underwriting margin.
Corporate & Other
Corporate & Other had an adjusted loss of $93 million in the current quarter, compared with an adjusted loss of $71 million in the second quarter of 2019 and an adjusted loss of $46 million in the first quarter of 2020.
The current quarter included a $28 million unfavorable notable item related to establishment costs, as described above. The second quarter of 2019 included a $30 million unfavorable notable item and the first quarter of 2020 included a $14 million unfavorable notable item, both also related to establishment costs.
On a quarter-over-quarter and sequential basis, the adjusted loss, less notable items, reflects higher expenses and higher taxes.

Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net investment income	$652	$916	$942
Adjusted net investment income	$656	$920	$942

Net Investment Income
Net investment income was $652 million and adjusted net investment income* was $656 million for the second quarter of 2020. On a quarter-over-quarter basis, adjusted net investment income decreased $286 million and on a sequential basis decreased $264 million. The quarter-over-quarter and sequential results were driven primarily by lower alternative investment income.
The net investment income yield was 2.98 percent during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	June 30,2020 (1)	March 31, 2020	June 30, 2019
Statutory combined total adjusted capital	$7.7	$7.2	$6.9

(1) Reflects preliminary statutory results as of June 30, 2020.

Capitalization

At June 30, 2020:

•Holding company liquid assets were approximately $1.3 billion

•Statutory combined total adjusted capital on a preliminary basis increased to approximately $7.7 billion, driven primarily by the recovery in capital markets in the quarter, partially offset by a $500 million subsidiary ordinary dividend paid to the holding company

•Estimated combined RBC ratio, including the subsidiary ordinary dividend mentioned above, remained between 515 and 535 percent, consistent with the first quarter

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the second quarter 2020 at 8:00 a.m. Eastern Time on Friday, August 7, 2020. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 5628479.

A replay of the conference call will be made available until Friday, August 28, 2020, on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2019 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2020.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: the impact of the ongoing COVID-19 pandemic; differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; the reserves we are required to hold against our variable annuities as a result of actuarial guidelines; the potential material adverse effect of changes in accounting standards, practices and/or policies applicable to us, including changes in the accounting for long-duration contracts; our degree of leverage due to indebtedness; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; the adverse impact to liabilities for policyholder claims as a result of extreme mortality events; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the effectiveness of our policies and procedures in managing risk; our ability to market and distribute our products through distribution channels; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or disagreements regarding MetLife’s or our obligations under our other agreements; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2019, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL"), except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in both the reserve-based and capital methodology-based CTE95 calculation, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	June 30, 2020	March 31, 2020	June 30, 2019
Premiums	$193	$198	$232
Universal life and investment-type product policy fees	827	886	888
Net investment income	652	916	942
Other revenues	93	102	96
Revenues before NIGL and NDGL	1,765	2,102	2,158
Net investment gains (losses)	(34)	(19)	63
Net derivative gains (losses)	(2,653)	6,902	149
Total revenues	$(922)	$8,985	$2,370

Expenses
Interest credited to policyholder account balances	$276	$259	$265
Policyholder benefits and claims	839	1,187	845
Amortization of DAC and VOBA	(92)	770	170
Interest expense on debt	45	47	48
Other expenses	532	470	573
Total expenses	1,600	2,733	1,901
Income (loss) before provision for income tax	(2,522)	6,252	469
Provision for income tax expense (benefit)	(531)	1,293	85
Net income (loss)	(1,991)	4,959	384
Less: Net income (loss) attributable to noncontrolling interests	—	2	—
Net income (loss) attributable to Brighthouse Financial, Inc.	(1,991)	4,957	384
Less: Preferred stock dividends	7	7	7
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(1,998)	$4,950	$377

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	June 30, 2020	March 31, 2020	June 30, 2019
Investments:
Fixed maturity securities available-for-sale	$76,796	$71,302	$67,211
Equity securities	129	122	153
Mortgage loans	15,791	15,547	15,078
Policy loans	1,201	1,250	1,342
Limited partnerships and limited liability companies	2,354	2,505	2,296
Short-term investments	4,537	4,348	793
Other invested assets	6,364	9,658	3,064
Total investments	107,172	104,732	89,937
Cash and cash equivalents	7,325	8,930	3,981
Accrued investment income	664	868	747
Reinsurance recoverables	14,359	14,220	13,366
Premiums and other receivables	859	774	865
DAC and VOBA	4,856	4,862	5,492
Current income tax recoverable	1	9	—
Other assets	532	550	610
Separate account assets	99,599	89,008	106,214
Total assets	$235,367	$223,953	$221,212
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$41,841	$40,653	$38,280
Policyholder account balances	50,338	47,288	42,941
Other policy-related balances	3,152	3,169	3,041
Payables for collateral under securities loaned and other transactions	7,876	10,988	4,094
Long-term debt	3,979	4,365	4,365
Current income tax payable	—	—	14
Deferred income tax liability	2,567	2,482	1,364
Other liabilities	5,041	5,561	4,558
Separate account liabilities	99,599	89,008	106,214
Total liabilities	214,393	203,514	204,871
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,307	12,911	12,893
Retained earnings (deficit)	3,523	5,521	986
Treasury stock	(887)	(706)	(306)
Accumulated other comprehensive income (loss)	4,965	2,647	2,702
Total Brighthouse Financial, Inc.’s stockholders’ equity	20,909	20,374	16,276
Noncontrolling interests	65	65	65
Total equity	20,974	20,439	16,341
Total liabilities and equity	$235,367	$223,953	$221,212

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	June 30, 2020	March 31, 2020	June 30, 2019
Net income (loss) available to shareholders	$(1,998)	$4,950	$377
Less: Net investment gains (losses)	(34)	(19)	63
Less: Net derivative gains (losses), excluding investment hedge adjustments	(2,657)	6,898	149
Less: GMIB Fees and GMIB Costs	(125)	(166)	(22)
Less: Amortization of DAC and VOBA	249	(671)	(17)
Less: Market value adjustments and other	24	(43)	(16)
Less: Provision for income tax (expense) benefit on reconciling adjustments	534	(1,260)	(34)
Adjusted earnings	11	211	254
Less: Notable items	(28)	(62)	(42)
Adjusted earnings, less notable items	$39	$273	$296

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(21.10)	$47.11	$3.27
Less: Net investment gains (losses)	(0.36)	(0.18)	0.55
Less: Net derivative gains (losses), excluding investment hedge adjustments	(28.06)	65.64	1.29
Less: GMIB Fees and GMIB Costs	(1.32)	(1.58)	(0.19)
Less: Amortization of DAC and VOBA	2.63	(6.38)	(0.15)
Less: Market value adjustments and other	0.25	(0.41)	(0.14)
Less: Provision for income tax (expense) benefit on reconciling adjustments	5.64	(11.99)	(0.29)
Adjusted earnings per common share	0.11	2.01	2.19
Less: Notable items	(0.30)	(0.59)	(0.36)
Adjusted earnings, less notable items per common share	$0.41	$2.60	$2.56

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net investment income	$652	$916	$942
Less: Investment hedge adjustments	(4)	(4)	—
Adjusted net investment income	$656	$920	$942

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Six Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	June 30, 2020	March 31, 2020	June 30, 2019
Actuarial items and other insurance adjustments	$—	$48	$12
Establishment costs	28	14	30
Total notable items (1)	$28	$62	$42

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$—	$—
Life	—	—	—
Run-off	—	48	12
Corporate & Other	28	14	30
Total notable items (1)	$28	$62	$42

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.